UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  June 24, 2024
PetMed Express, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
420 South Congress Avenue, Delray Beach, Florida 33445
(Address of principal executive offices) (Zip Code)
(561) 526-4444
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On June 20, 2024, the Board of Directors (the “Board”) of PetMed Express, Inc. (the “Company”) approved the appointment of Leah A. Solivan to serve as a director of the Company beginning June 24, 2024. Ms. Solivan will hold this position until the 2024 annual meeting of the Company’s shareholders or until her successor is elected and qualified, subject to her earlier resignation or removal. Ms. Solivan will also serve on the Board’s Compensation and Human Capital Committee and Corporate Governance and Nominating Committee. In connection with her appointment to the Board, Ms. Solivan will receive compensation in accordance with the Company’s Non-Employee Director Compensation Program.

Leah Solivan, age 44, is currently a Managing Director at Fuel Capital L.P., a seed stage venture capital firm investing in consumer, software as a service (SaaS) and infrastructure companies, where she manages three high performing funds, with over seven unicorn companies across the portfolio. Ms. Solivan has served at Fuel Capital since July 2017.

Ms. Solivan began her career as a software engineer at IBM and subsequently founded TaskRabbit, Inc. (“TaskRabbit”), a pioneering on-demand marketplace company in 2008. As TaskRabbit’s CEO for eight years, Ms. Solivan raised more than $50 million in venture capital and scaled the company into an international business with operations in 44 cities. In 2017, she oversaw TaskRabbit’s successful sale to Inter IKEA Systems B.V.

Additionally, Ms. Solivan has taken an active role in the Young Presidents’ Organization (“YPO”), a worldwide leadership community of chief executives. A member since 2014, she was awarded the Alexander Capello Award, the highest honor in membership, for her work in promoting gender equity. In 2023 she became Chair of the Regional Board, Pacific US; she also serves on a global committee for the YPO International Board. Ms. Solivan has been recognized by the World Economic Forum as a Young Global Leader. She has served as an advisor to children’s apparel brand Monica + Andy since July of 2017 and as a venture advisor to Screendoor Partners since January 2021.

Ms. Solivan has been a frequent speaker at events such as the World Economic Forum in Davos, Switzerland and Tina Brown’s Women in the World Summit. Her achievements have been featured in publications, including the Wall Street Journal, Wired, and Time, and Fast Company named her one of the “100 Most Creative People in Business.” She is a regular contributor to Fast Company and has appeared on MSNBC and Bloomberg — among other broadcasts.

Ms. Solivan earned a B.S. in Mathematics and Computer Science from Sweet Briar College, where she also served on the Board of Directors from July 2015 until August 2018.

There are no family relationships between Ms. Solivan and any other executive officers or directors of the Company. There is no arrangement or understanding between Ms. Solivan and any other persons pursuant to which she was selected as director. There are no transactions to which the Company is a party and in which Ms. Solivan has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Ms. Solivan and the Company will enter into the Company’s standard form of director indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their Board service, subject to the terms and conditions provided in the agreement. The form of indemnification agreement is filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission on June 14, 2024.

Item 7.01 Regulation FD Disclosure

On June 24, 2024, the Company issued a press release announcing the appointment of Ms. Solivan as a member of the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act except as set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated June 24, 2024.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 24, 2024

PETMED EXPRESS, INC.

By:	/s/ Christine Chambers
Name:	Christine Chambers
Title:	Chief Financial Officer, Treasurer and Secretary
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